                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*

                            Information Holdings Inc.
                            -------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   456727 10 6
                                   -----------
                                 (CUSIP Number)

                                December 31, 1998
                                -----------------

             (Date of Event Which Require Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 10 Pages

-----------------------                              --------------------------
CUSIP No.  456727 10 6              13G              Page  2  of  10 Pages
                                                     --------------------------
----------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Ventures, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             9,802,074
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            9,802,074
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,802,074
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           57.85%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                ---------------------------
CUSIP No. 456727 10 6              13G               Page 3 of 10 Pages
---------------------                                ---------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             9,802,074
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            9,802,074
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,802,074
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           57.85%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

---------------------                                   ------------------------
CUSIP No. 456727 10 6                13G                Page  4 of  10 Pages
---------------------                                   ------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E.M. Warburg, Pincus & Co., LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [ ]
                                                                    (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY
---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             9,802,074
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            9,802,074
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           9,802,074
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           57.85%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).                         Name of Issuer:
----------                         ---------------

                                   Information Holdings Inc. (the "Issuer")

Item 1(b).                         Address of Issuer's Principal Executive
----------                         ---------------------------------------
                                   Offices:
                                   --------

                                   2777 Summer Street
                                   Suite 209
                                   Stamford, Connecticut 06905

Items 2(a),                        Name of Person Filing; Address of Principal
-----------                        -------------------------------------------
(b) and (c)                        Business Office:
-----------                        ----------------

                                   This  statement  is filed by and on behalf of
                                   (a) Warburg, Pincus Ventures, L.P., a Delaware limited partnership ("WPV"); (b)
                                   Warburg, Pincus & Co., a New York general partnership ("WP"); and (c) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"), which manages WPV (collectively, the Reporting Persons"). WP, as the sole general partner of WPV, has a 15% interest in the profits of WPV and owns approximately 1.2% of the limited partnership interests in WPV. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. The members of EMW LLC are substantially the same as the partners of WP. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

                                   WPV, WP and EMW LLC have shared ownership and voting dispositive power with respect to 9,802,074 shares of Common Stock (as defined below).


Item 2(d).                         Title of Class of Securities:
----------                         -----------------------------

                                   Common Stock, par value $0.01 per share
                                   (the "Common Stock")

Item 2(e).                         CUSIP Number:
----------                         -------------

                                   456727 10 6

Item 3.                            Not Applicable
-------

Item 4.                            Ownership:
-------                            ----------


                               Page 5 of 10 Pages

                                   Warburg Pincus Ventures, L.P.
                                   -----------------------------

                                    (a) Amount beneficially owned: 9,802,074 shares of Common Stock, as of December 31, 1998.

                                    (b) Percent of Class: 57.85%

                                    (c) (i) Sole power to vote or direct the
                                        vote: -0-
                                        (ii) Shared power to vote or direct the
                                        vote:  9,802,074
                                        (iii) Sole power to dispose of or direct
                                              the disposition of: -0-
                                        (iv)  Shared power to dispose of or
                                        direct the disposition of: 9,802,074

                                   Warburg Pincus & Co.
                                   --------------------

                                    (a) Amount beneficially owned: 9,802,074 shares of Common Stock, as of December 31, 1998.

                                    (b) Percent of Class: 57.85%

                                    (c) (i) Sole power to vote or direct the
                                        vote: -0-
                                        (ii) Shared power to vote or direct the
                                        vote:  9,802,074
                                        (iii) Sole power to dispose of or direct
                                        the disposition of: -0-
                                        (iv) Shared power to dispose of or
                                        direct the disposition of:  9,802,074


                                   E.M. Warburg Pincus & Co., LLC
                                   ------------------------------

                                    (a) Amount beneficially owned: 9,802,074
                                     shares of Common Stock, as of
                                     December 31, 1998.

                                    (b) Percent of Class: 57.85%

                                    (c) (i) Sole power to vote or direct the
                                        vote: -0-
                                        (ii) Shared power to vote or direct the
                                        vote: 9,802,074
                                        (iii) Sole power to dispose of or direct
                                         the disposition of: -0-
                                        (iv) Shared power to dispose of or
                                            direct the disposition of: 9,802,074

Item 5.                            Ownership of Five Percent or Less of a Class:
-------                            ---------------------------------------------

                                   Not Applicable.



                               Page 6 of 10 Pages

Item 6.                            Ownership of More than Five Percent on Behalf
-------                            ---------------------------------------------
                                   of Another Person:
                                   ------------------

                                   Not Applicable

Item 7.                            Identification and Classification of the
-------                            ----------------------------------------
                                   Subsidiary Which Acquired the Security Being
                                   --------------------------------------------
                                   Reported on By the Parent Holding Company:
                                   ------------------------------------------

                                   Not Applicable

Item 8.                            Identification and Classification of
-------                            ------------------------------------
                                   Members of the Group:
                                   ---------------------

                                   Not Applicable

Item 9.                            Notice of Dissolution of Group:
-------                            -------------------------------

                                   Not Applicable

Item 10.                           Certification:
--------                           --------------

                                   Not Applicable





                               Page 7 of 10 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 1999


                                            WARBURG, PINCUS VENTURES, L.P.

                                            By: WARBURG, PINCUS & CO.,
                                                General Partner


                                            By:/s/ Stephen Distler
                                            ----------------------
                                                     Partner



                                            WARBURG, PINCUS & CO.


                                            By: /s/ Stephen Distler
                                            -----------------------
                                                     Partner



                                            E.M. WARBURG, PINCUS & CO., LLC


                                            By: /s/ Stephen Distler
                                            -----------------------
                                                     Member




                               Page 8 of 10 Pages

                                  EXHIBIT INDEX
                                  -------------

                                                              Page
                                                              ----

Joint Filing Agreement, dated February 9, 1999,
among the signatories to this Schedule 13G.                    10